Exhibit 10.1
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                    1997 Enhancement to the Ball Corporation
                              Economic Value Added
                           Incentive Compensation Plan



Certain senior level executives approved by the Human Resources Committee of the Board of Directors are eligible to receive a supplemental incentive compensation award in 1997. To be eligible, the average performance factor for the participant's combined participation basis must be equal to one or greater. The supplemental award will be 20 percent of the participant's target participation rate for 1997. This award will be made in the form of restricted stock at the time of payment of incentive compensation in early 1998. Restrictions shall lapse as determined by the Committee.


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